Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet of BD as of September 30, 2017 gives effect to (i) the Term Loan Financing as a component of the overall Debt Financing and (ii) the Merger, each as more fully described below in Note 1, as if they occurred as of September 30, 2017. The other components of the overall Debt Financing and the Equity Financing were consummated earlier in BD’s fiscal year ended September 30, 2017 and, as such, are already reflected in BD’s historical consolidated balance sheet. The following unaudited pro forma condensed combined statement of income of BD for the fiscal year ended September 30, 2017 gives effect to (i) the overall Equity Financing and the Debt Financing, and (ii) the Merger, as if they each occurred at the beginning of the period on October 1, 2016. The Merger, the Equity Financing and the Debt Financing are hereinafter referred to as the “Transactions”.

The unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with BD’s historical audited consolidated financial statements, including the notes thereto, and Bard’s historical audited and interim unaudited consolidated financial statements, including the notes thereto. The financial statements of BD are included in BD’s Annual Report on Form 10-K for the year ended September 30, 2017, which are incorporated herein by reference. The financial statements of Bard for the twelve months ended September 30, 2017 were derived from Bard’s historical audited consolidated financial statements included in Bard’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and unaudited interim consolidated financial statements included in Bard’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2017 and 2016, which are filed with BD’s Current Reports on Form 8-K filed with the SEC on May 8, 2017 and December 29, 2017 and are incorporated by reference herein. Note 2 describes the method of calculating the statement of income of Bard for the twelve months ended September 30, 2017 in order to conform to the fiscal year basis of BD.

The unaudited pro forma condensed combined financial information includes unaudited pro forma adjustments that are factually supportable and directly attributed to the Transactions. In addition, with respect to the unaudited pro forma condensed combined statement of income, the unaudited pro forma adjustments are expected to have a continuing impact on the consolidated results. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information.

The unaudited pro forma adjustments are based upon available information and certain assumptions that BD’s management believe are reasonable. The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not necessarily indicative of BD’s financial position or results of operations that would have occurred had the events been consummated as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information is not necessarily indicative of BD’s future financial condition or operating results.

BD’s management expects that the strategic and financial benefits of the Merger will result in certain cost saving opportunities, which have not been reflected in the accompanying unaudited pro forma condensed combined statement of income.

The Merger will be accounted for as a business combination using the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, Business Combinations, which will establish a new basis of accounting for all identifiable assets acquired and liabilities assumed at fair value as of the date control is obtained. Accordingly, the consideration transferred will be allocated to the underlying net assets in proportion to their respective fair values. The fair value of Bard’s identifiable tangible and intangible assets acquired and liabilities assumed are based on a preliminary estimate of fair value. Any excess of the purchase price over the estimated fair values of the net assets acquired will be recorded as goodwill. The allocation of the purchase price to acquired assets and assumed liabilities based on their underlying fair values requires the extensive use of significant estimates and BD management’s judgment. BD’s management believes the fair values recognized for the acquired assets and assumed liabilities are based on reasonable estimates and assumptions based on information currently available. As more fully described in the notes to the unaudited pro forma condensed combined financial information, a preliminary allocation of the purchase price has been made (i) to increase the value of inventory to fair value by approximately $504 million; (ii) to recognize the value of identifiable intangible assets at fair value in the aggregate amount of approximately $12.860 billion; (iii) to increase the value of property, plant and equipment to fair value by approximately $90 million; and (iv) to increase the value of long-term debt to fair value by approximately $48 million. In addition to developed products and technology, the identifiable intangible assets also included customer relationships. All other assets acquired and liabilities assumed have been recognized in the accompanying pro forma condensed combined balance sheet at their respective book values, which BD management believes materially approximate their respective fair values. The excess of the estimated purchase price over the estimated fair value of the net assets acquired of $16.9 billion has been preliminarily allocated to goodwill in the accompanying pro forma condensed combined balance sheet, including the effect of deferred taxes. The allocation of purchase price is preliminary at this time, and will remain as such until BD completes valuations and other studies in order to finalize the valuation of the net assets acquired. The final allocation of the purchase price is dependent on a number of factors, including the final valuation of the fair value of all tangible and intangible assets acquired and liabilities assumed as of the closing date of the Merger when additional information will be available. Such final adjustments, including changes to depreciable tangible and amortizable intangible assets, may be material.

The purchase price allocation discussed above and the final value of the consideration to be transferred were based on the closing share price of BD’s common stock of $214.32 on the day immediately preceding the closing of the Merger.

Becton, Dickinson and Company
Unaudited Pro Forma Condensed Combined Balance Sheet
September 30, 2017

(in millions)	Historical Company	Historical Bard	Reclassifications	Term Loan Financing	The Merger	Note References	Pro Forma Combined
ASSETS
Current Assets:
Cash and Cash equivalents	$14,179	$1,158	-	$2,246	$(16,521)	4a, 4c	$1,062
Restricted Cash	-	142	-	-	-		142
Short-term investments	21	-	-	-	-		21
Trade receivables, net	1,744	503	-	-	-		2,247
Current portion of net investment in sales-type leases	16	-	-	-	-		16
Inventories	1,818	529	-	-	504	4d	2,851
Prepaid expenses and other	855	254	-	-	-		1,109
Total Current Assets	18,633	2,586	-	2,246	(16,017)		7,448

Property, plant and equipment, net	4,638	506	(55)	-	90	3a, 4e	5,179
Goodwill	7,563	1,271		-	15,649	4f	24,483
Other intangibles, net	5,893	942		-	11,918	4g	18,753
Net investment in sales-type leases, less current portion	38	-		-	-		38
Deferred tax assets	-	106	(106)	-	-	3a	-
Other assets	969	162	161	-	-	3a	1,292
Total Assets	$37,734	$5,573	-	$2,246	$11,640		$57,193

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Short-term debt and current maturities of long-term debt	$203	$500	$-	$-	$-		$703
Payables and accrued expenses	3,139	1,000	-	-	(23)	4h	4,116
Total Current Liabilities	3,342	1,500	-	-	(23)		4,819

Long-term debt	18,667	1,143	-	2,246	48	4b, 4i	22,104
Long-Term Employee Benefit Obligations	1,168	-	-	-	-		1,168
Deferred income taxes and other	1,609	912	-	-	5,094	4j	7,615

Shareholders’ Equity:
Preferred stock	2	-	-	-	-		2
Common stock	347	18	-	-	19	4k	384
Capital in excess of par value	9,619	2,480	-	-	6,173	4k	18,272
Retained earnings	13,111	(318)	-	-	167	4k	12,960
Deferred compensation	19	-	-	-	-		19
Common stock in treasury - at cost	(8,427)	-	-	-	-		(8,427)
Accumulated other comprehensive loss	(1,723)	(162)	-	-	162	4k	(1,723)
Total Shareholders’ Equity	12,948	2,018	-	-	6,521		21,487
Total Liabilities and Shareholders’ Equity	$37,734	$5,573	$-	$2,246	$11,640		$57,193

Becton, Dickinson and Company
Unaudited Pro Forma Condensed Combined Statement of Income
Year Ended September 30, 2017

(in millions, except per share data)	Historical Company	Historical Bard	Reclassifications	Equity Financing and Debt Financing	The Merger	Note References	Total Pro Forma
Revenues	$12,093	$3,875	$(187)	$-	$-	3b	$15,781

Cost of products sold (a)	6,151	1,443	(107)	-	747	3b, 5a	8,234
Selling and administrative expense (a)	2,925	1,134	93	-	-	3b	4,152
Research and developement expense (a)	774	295	-	-	-		1,069
Acquisitions and other restructurings	354	-	23	-	(43)	3b, 5b	334
Other operating expense, net	411	-	239	-	-	3b	650
Total operating costs and expenses	10,615	2,872	248	-	704		14,439

Operating income	1,478	1,003	(435)	-	(704)		1,342

Interest expense	(521)	(60)	-	(198)	7	5c	(772)
Interest income	76	-	-	-	-		76
Other (expense) income, net	(57)	(256)	435	-	-	3b	122

Income before income taxes	976	687	-	(198)	(697)		768
Income tax (benefit) provision	(124)	116	-	(75)	(273)	5d	(356)
Net income	1,100	571	-	(123)	(424)		1,124

Less: preferred dividends	(70)	-	-	(82)	-	5e	(152)
Net income attributable to common shareholders	$1,030	$571	$-	$(205)	$(424)		$972

Earnings per common share:
Basic	$4.70						$3.66
Diluted	$4.60						$3.52

Weighted average common shares:
Basic	218.9			9.4	37.4		265.7
Diluted	223.6			9.4	42.8		275.8

(a) Includes depreciation and amortization expenses of:	$1,088	$208	$-	$-	$747		$2,043

 Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1 - Description of the Transactions

The Merger

On December 29, 2017, BD consummated its previously announced agreement to acquire Bard for $222.93 in cash and 0.5077 shares of BD common stock per share of Bard common stock (other than shares owned, directly or indirectly, by BD and Bard). This resulted in a purchase price for Bard of $25.0 billion, consisting of approximately $16.4 billion in cash consideration (exclusive of transaction costs) and $8.6 billion in equity consideration. The value of the equity consideration was based on the closing market price of BD’s common stock in effect as of December 28, 2017 (which was the last trading day before the closing of the Merger).

The cash consideration was funded with approximately $4.8 billion of net proceeds raised in the Equity Offerings, approximately $10.8 billion of net proceeds raised in the Debt Financing, and approximately $1.0 billion of available cash and cash equivalents on hand from the combined companies’ balance sheets. In addition, BD assumed Bard’s $1.7 billion of indebtedness.

The Equity Financings

In May 2017, in connection with BD’s agreement to acquire Bard, BD completed registered public offerings of equity securities including:

•	14.025 million shares of BD’s common stock for net proceeds of $2.4 billion (gross proceeds of $2.5 billion).

•
2.475 million shares of BD’s mandatory convertible preferred stock (ownership is held in the form of depositary shares, each representing a 1/20th interest in a share of preferred stock) for net proceeds of $2.4 billion (gross proceeds of $2.5 billion). If and when declared, dividends on the mandatory convertible preferred stock are payable on a cumulative basis at an annual rate of 6.125% on the liquidation preference of $1,000 per preferred share ($50 per depositary share). The shares of preferred stock are convertible to a minimum of 11.7 million and up to a maximum of 14.0 million shares of BD common stock at an exchange ratio that is based on the market price of BD’s common stock at the date of conversion, and no later than the mandatory conversion date of May 1, 2020.

BD used the net proceeds from these offerings to finance a portion of the cash consideration payable upon the closing of the Merger.

The accompanying unaudited pro forma condensed combined balance sheet gives effect to the Equity Financings as they have already been fully reflected in BD’s historical audited consolidated balance sheet as of September 30, 2017.

The Debt Financing

In addition to the net proceeds raised in connection with the Equity Financing, BD funded a substantial portion of the cash consideration and related transactions costs related to the Merger with approximately $10.8 billion of net proceeds raised in the Debt Financing as further described below (after considering the redemption of the BD Redeemed 2017 Notes).

New Credit Facilities

BD entered into new credit facilities, consisting of (i) a senior unsecured term loan facility that provided for borrowings of up to $2.25 billion (the “Term Loan Facility”) and (ii) a senior unsecured revolving credit facility that provides for borrowing of up to $2.25 billion, which replaced BD’s prior revolving credit facility. In conjunction with the closing of the Merger, BD borrowed $2.25 billion of proceeds under the Term Loan Facility to fund a portion of the cash consideration (the “Term Loan Financing”). The new revolving credit facility is intended to be used for general corporate purposes and/or the refinancing in the future of certain of Bard’s indebtedness assumed as part of the Merger.

USD Debt Financing

In May 2017, BD issued a series of notes in a USD debt financing for aggregate gross proceeds of $9.675 billion (the “USD Debt Financing”). The notes had a weighted-average cost of approximately 3.3% upon the issuance date.

Proceeds raised in the USD Debt Financing were used to fund a portion of the cash consideration paid in connection with the Merger, as well as to pay related fees and transaction costs. In addition, in BD’s third quarter of fiscal year 2017, approximately $1.012 billion was used to redeem all of the $1.0 billion aggregate principal amount outstanding of BD’s 1.800% Notes due 2017, which is referred to as the BD Redeemed 2017 Notes.

Interest Rate Sensitivity

As of September 30, 2017, on a pro forma basis after giving effect to borrowings under BD’s Term Loan Facility, revolving credit facility, the notes issued in the USD Debt Financing, and the assumption of Bard’s indebtedness, BD would have had approximately $3.125 billion of variable-rate indebtedness and $19.682 billion of fixed-rate indebtedness. As such, BD’s financing costs are sensitive to changes in interest rates. For each 0.125% increase or decrease in actual or assumed interest rates, BD’s annual interest expense would increase or decrease by approximately $3.9 million, and net income would decrease or increase, respectively, by approximately $2.4 million.

The Exchange Offers

On May 5, 2017, BD commenced offers to exchange certain fixed-rate debt securities of Bard in an aggregate principal amount of approximately $1.15 billion for cash and a like-amount of new notes to be issued by BD (“the Exchange Offers”). The Exchange Offers were completed on December 29, 2017.  Each new note issued by BD under the Exchange Offers has the same interest rate, the same interest payment dates, the same redemption terms and the same maturity dates as the existing Bard debt securities for which it was exchanged. Because the Exchange Offers did not have a material effect on BD’s financial position, operating results or liquidity, no pro forma effect of the Exchange Offers has been made in the accompanying unaudited pro forma condensed combined financial information.

The Bridge Facility

In connection with the Merger, BD secured commitments for a bridge financing facility of up to $15.7 billion (the “Bridge Facility”) and for new credit facilities, each as described above. The financing commitments in respect of the Bridge Facility were extinguished after BD raised sufficient proceeds under the Debt Financing and Equity Financing.

However, in order to secure commitments under the Bridge Facility, BD agreed to pay certain one-time, upfront fees aggregating approximately $79 million. BD expensed all such fees during its third quarter of fiscal 2017. For pro forma purposes, as the costs of these fees have no continuing impact on the combined company, such costs and related tax benefits have been eliminated in the accompanying unaudited pro forma condensed combined statement of income for the year ended September 30, 2017.

Pro Forma Effect of the Debt Financing

The accompanying unaudited pro forma condensed combined balance sheet gives effect to the Term Loan Financing as the other components of the Debt Financing were already reflected in BD’s historical audited consolidated balance sheet as of September 30, 2017. However, as borrowings related to the Debt Financing were only outstanding for a portion of the year, the accompanying unaudited pro forma condensed combined statement of income gives effect to the Debt Financing, as if the Debt Financing occurred at the beginning of the fiscal period on October 1, 2016.

Note 2 - Basis of Pro Forma Presentation

Bard had a fiscal year of December 31 as compared to BD’s September 30 fiscal year. In order for the pro forma results to be comparable to BD’s, the Bard twelve-month period ended September 30, 2017 was calculated as follows:

Bard
Historical Consolidated Statement of Income
For the Twelve Months Ended September 30, 2017

		Less:	Add:	Twelve
	Annual	Nine Months	Nine Months	Months
	12/31/2016	9/30/2016	9/30/2017	9/30/2017
(In millions)
Net Sales	$3,714	$2,747	$2,908	$3,875
Costs and expenses:
Cost of goods sold (a)	1,372	1,024	1,095	1,443
Marketing, selling and administrative expense (a)	1,102	822	854	1,134
Research and development expense (a)	293	214	216	295
Acquisitions and other restructurings	-	-	-	-
Other operating income	-	-	-	-
Interest expense	54	39	45	60
Other (income) expense, net	229	185	212	256
Total costs and expenses	3,050	2,284	2,422	3,188

Income from operations before income taxes	664	463	486	687
Income tax provision	133	91	74	116
Net income	$531	$372	$412	$571

(a) Includes depreciation and amortization expense of:	$213	$161	$156	$208

Note 3 – Reclassifications

As part of its merger integration efforts, BD will continue its process of evaluating whether there are any significant differences in accounting policies that would require adjustment or reclassification of Bard’s results of operations or reclassification of assets or liabilities in order to conform to BD’s accounting policies and classifications. As a result of that ongoing evaluation, BD may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements. During the preparation of these unaudited pro forma condensed combined financial statements, BD was not aware of any material differences between accounting policies of the two companies, except for certain reclassifications necessary to conform to BD’s financial presentation, and accordingly, these unaudited pro forma condensed combined financial statements do not assume any material differences in accounting policies between the two companies, other than certain financial statement reclassifications as indicated in the tables below.

Certain balances from the consolidated financial statements of Bard were reclassified to conform their presentation to that of BD’s basis of presentation as indicated in the tables below (in millions).

(a) The reclassification to conform to BD’s basis of presentation for its balance sheet has no effect on the net equity of Bard, and primarily relate to:

i.	reclassification of $106 million of deferred tax assets to other non-current assets, and

ii.	reclassification of $55 million of capitalized software costs from property, plant and equipment to other non-current assets.

Description	September 30, 2017 Increase / (Decrease)
Deferred tax assets	$(106)
Other assets	106

Property, plant and equipment, net	(55)
Other assets	55

(b) The reclassifications to conform to BD’s basis of presentation for its statement of income have no effect on net income and primarily relate to:

i.	reclassification of amounts previously reported by Bard as revenue related to a royalty income stream to other income (expense), net, below operating income in the amount of $173 million;

ii.	reclassification of legal costs from other income (expense), net, below operating income to the caption “Other operating expense” as a component within operating income in the amount of $239 million;

iii.	reclassification of restructuring costs from other income (expense), net, below operating income to a separate classification as a component within operating income in the amount of $10 million;

iv.
reclassification of acquisition-related transaction costs from other income (expense), net, below operating income to a separate classification as a component within operating income in the amount of $13 million;

v.	reclassification of shipping and handling costs from cost of goods sold to a component within selling, general and administrative expenses in the amount of $93 million; and

vi.	the elimination of intercompany sales and related cost of goods sold between BD and Bard in the amount of $14 million.

Description	For Twelve Months Ended September 30, 2017 Increase / (Decrease)
Revenue	(187)
Cost of products sold	(107)
Selling and administrative expense	93
Acquisitions and other restructurings	23
Other operating expense	239
Other income (expense), net	435

Note 4 - Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2017

This note should be read in conjunction with “Note 1 – Description of The Transactions”, “Note 2 – Basis of Pro Forma Presentation”, and “Note 3 – Reclassifications.” Adjustments included in the columns “Term Loan Financing” and “The Merger” to the accompanying unaudited pro forma condensed combined balance sheet as at September 30, 2017 are represented, in part, by the following considerations arising out of the allocation of the purchase price to Bard’s assets and liabilities (in millions, except per share amounts):

	Consideration
	Cash	Equity(a)	Total

Consideration issued upon closing of the Merger	$16,400	$8,004	$24,404
Consideration issued to settle outstanding stock compensation award	—	823	823

Total consideration issued	16,400	8,827	25,227

Less: Portion of settlement of outstanding stock compensation awards to be recognized as an expense, primarily through 2023	$—	$210	$210

Total purchase price consideration	$16,400	$8,617	$25,017

(a)	Based on the issuance of 37.347 million shares of BD common stock and the $214.32 closing market price of BD’s common stock in effect as of the day immediately preceding the closing of the Merger.

Purchase Price Allocation

Total Consideration transferred		$25,017

Recognized amounts of identifiable assets acquired and liabilities assumed

Net book value of assets acquired	$2,018
Less after-tax transaction costs to be incurred by Bard	(20)
Less write-off of pre-existing Bard goodwill and intangible assets	(2,213)
Adjusted net book value of assets acquired		(215)
Excess book value of net assets to be allocated		25,232
Identifiable intangible assets at fair value		12,860
Increase in property, plant and equipment to fair value		90
Increase in long-term debt to fair value		(48)
Increase in inventory to fair value		504
Deferred tax impact of fair value adjustments		(5,094)
Total Goodwill		$16,920

The pro forma purchase price allocation presented above is still preliminary, but has been developed based on an estimate of fair values of Bard’s identifiable tangible and intangible assets acquired and liabilities assumed. The final allocation of the purchase price will be determined at a later date. As such, the purchase price allocation will change, and such changes could result in a material change to the unaudited pro forma condensed combined financial information.

Debt Financing

(a)
A net cash increase to the unaudited pro forma condensed combined balance sheet in the amount of $2.246 billion as of September 30, 2017 relating to the net proceeds borrowed under the Term Loan Financing.

(b)
A net increase in long-term debt of $2.246 billion representing $2.250 billion of borrowings under the Term Loan Facility used to fund a portion of the cash consideration, net of $4 million of debt issuance costs.

The Merger
(c)
A decrease in cash and cash equivalents of $16.521 billion, representing the payment of $16.400 billion by BD of the cash consideration, and the payment of $121 million of acquisition-related transaction costs.

(d)	An increase in inventories of $504 million, reflecting the adjustment to increase inventories to their fair value as part of the allocation of the purchase price to the underlying net assets of Bard.

(e)
An increase in property, plant and equipment of $90 million, reflecting the adjustment to increase property, plant and equipment to its fair value as part of the allocation of the purchase price to the underlying net assets of Bard.

(f)	A net increase in goodwill of $15.649 billion consisting of:

•	a decrease relating to the write off of Bard’s historical goodwill of approximately $1.271 billion; and

•	an increase representing the excess of the purchase price over the fair value of Bard’s net assets of $16.920 billion.

(g)	A net increase in other intangible assets of $11.918 billion consisting of:

•	a decrease relating to the write off of Bard’s historical identifiable intangible assets of $942 million; and

•	an aggregate increase of $12.860 billion to recognize the fair value of acquired identifiable intangible assets.

(h)
A net decrease in current payables and accrued expenses of $23 million related to a decrease in income taxes payable associated with the deductibility of a portion of the acquisition-related transaction costs still to be incurred.

(i)
An increase in long-term debt of $48 million, reflecting the adjustment to increase long-term debt to its fair value as part of the allocation of the purchase price to the underlying net assets of Bard.

(j)
An increase in non-current deferred tax liabilities of $5.094 billion related to the incremental book-tax basis differences arising from the revaluation of the net assets acquired in the Merger for book purposes.

(k)	A net increase in shareholders’ equity of $6.521 billion consisting of:

•
a net increase of $19 million in common stock related to (i) a $37 million increase due to the issuance of approximately 37.3 million shares of common stock as part of the equity consideration, offset in part by (ii) an $18 million decrease to eliminate the historical equity accounts of Bard.

•
a net increase of $6.173 billion in capital in excess of par value related to (i) a $8.827 billion increase due to the issuance of approximately 37.3 million shares of common stock and an additional 5.4 million shares on a fully diluted basis in settlement of Bard’s outstanding stock compensation awards as part of the equity consideration and (ii) a $73 million increase due to the recognition of a portion of the Bard stock compensation settlement charge on the first day of the post-combination period due to an acceleration of the underlying vesting rights of such awards, offset in part by the sum of (iii) a $210 million decrease relating to a portion of the equity consideration being re-characterized for financial reporting purposes as a deferred stock compensation charge to be recognized in the post-combination period due to the settlement of outstanding Bard stock compensation awards and (iv) a $2.480 billion decrease to eliminate the historical equity accounts of Bard.

•
a net increase of $167 million in retained earnings related to (i) a $318 million increase to eliminate the historical deficit of Bard, (ii) a $78 million decrease to reflect the after-tax effect of BD expensing $96 million of acquisition-related transaction costs using an effective statutory tax rate of approximately 38% as adjusted for an estimate of a limitation on tax deductibility of transaction costs, and (iii) a $73 million decrease due to the recognition of a portion of the Bard stock compensation settlement charge on the first day of the post-combination period due to an acceleration of the underlying vesting rights of such awards. As the recognition of this stock compensation charge has no continuing impact on the combined entity, the cost and associated tax benefit have not been reflected in the accompanying unaudited pro forma condensed combined statement of income; and

•	a net increase of $162 million in accumulated other comprehensive loss to eliminate the historical equity accounts of Bard.

Note 5 - Adjustments to Unaudited Pro Forma Condensed Combined Statement of Income

This note should be read in conjunction with “Note 1 – Description of The Transactions”, “Note 2 – Basis of Pro Forma Presentation”, and “Note 3 – Reclassifications.” Adjustments included in the columns “Equity Financing and Debt Financing” and the “Merger” to the accompanying unaudited pro forma condensed combined statement of income for the twelve months ended September 30, 2017 are represented by the following:

(a) Depreciation and Amortization

This adjustment represents the increased depreciation and amortization for the fair value of identified tangible and intangible assets with definite lives for the twelve months ended September 30, 2017. The following table shows the pretax impact on the depreciation and amortization expense (in millions):

Description	Weighted Average Useful Life	Fair Value	For the Year Ended September 30, 2017 Increase / (Decrease)
Property, plant and equipment, net	12.0	$90	$8
Net pro forma adjustment - depreciation			$8

Other intangible assets, net	14.8	$12,860	$869
Less historical intangible assets amortization expense			(130)
Net pro forma adjustment - amortization			$739

Net pro forma adjustment depreciation and amortization			$747

A net increase in depreciation expense of $8 million consisting of

•	an increase in depreciation expense of $8 million relating to the $90 million fair value step-up of fixed assets, over a weighted-average useful life of an estimated 12 years on a straight-line basis.

A net increase in amortization expense of $739 million consisting of

•
the elimination of $130 million of historical amortization expense to write off Bard’s historical net book value of identifiable intangible assets, which will be reestablished in the purchase accounting to reflect such identifiable intangible assets at their respective fair values; and

•
an increase in amortization expense of $869 million relating to the $12.860 billion aggregate fair value of finite-lived intangible assets, over a weighted-average useful life of an estimated 14.8 years on a straight-line basis.

The amortization of the $504 million increase in the carrying value of Bard’s inventory to estimated fair value, which will be recognized in connection with purchase accounting, has not been reflected in the accompanying unaudited pro forma condensed combined statement of income. That cost is one-time in nature and is not expected to have any continuing impact on the combined entity.

(b)Merger Transaction-Related Costs

The adjustment represents the elimination of the Merger transaction-related costs that were expensed in BD’s historical statement of income. Such costs are one-time in nature and do not have any continuing impact on the combined entity for pro forma purposes.

(c) Interest Expense

This adjustment represents the additional interest expense for the twelve months ended September 30, 2017 taking into consideration the additional borrowings incurred by BD for financing the Merger. Refer to the table below for the breakdown of this amount (in millions):

Description	For the Year Ended September 30, 2017 Increase / (Decrease)
Cash interest:
Net increase in cash interest on additional borrowings	$272
Increase in cash interest on commitment fees	2
Total cash interest before acquisition accounting	$274

Non-cash interest and other adjustments
Increase in non-cash amortization of debt issuance costs	$3
Elimination of non-recurring bridge facility fees recognized in historical income statement	(79)
Total non-cash interest and other adjustments before acquisition accounting	$(76)

Net pro forma adjustment before acquisition accounting	$198

Non-cash amortization of fair value step-up of assumed Bard debt	(7)

Net pro forma adjustment to interest expense	$191

An increase in interest expense of $191 million consists of:

•
an increase in cash interest expense of $219 million relating to aggregate gross proceeds raised from the notes issued in the USD Debt Financing of $9.675 billion at a weighted-average interest rate of 3.3% for the approximate eight-month period of time that they were not issued during that period;

•	an increase in cash interest expense of $63 million relating to borrowings of $2.250 billion under the Term Loan Facility at an assumed interest rate of 2.8%;

•
a decrease in cash interest expense of $10 million relating to the redemption of $1 billion aggregate principal amount of the BD Redeemed 2017 Notes at an effective interest rate of approximately 1.8% for the approximate seven-month period of time they were outstanding during that period;

•	an increase in cash interest expense of $2 million relating to the annual commitment fees payable on the $2.250 billion of undrawn availability under the new credit facilities at a 0.20% rate;

•
an increase in interest expense of $3 million related to the amortization of an aggregate $78 million of debt issuance costs incurred in connection with the notes offered in the USD Debt Financing and the New Credit Facilities for the approximate eight-month period of time such debt was not outstanding and the related fees not incurred during the period;

•
a decrease in interest expense of $79 million relating to the elimination of the expensing of the upfront bridge facility fees in BD’s historical statement of income. Such fees are one-time in nature and do not have any continuing impact on the combined entity for pro forma purposes; and

•	a decrease in interest expense of $7 million relating to the amortization of the $48 million increase of long-term debt to its fair value.

(d) Provision for Income Taxes

This adjustment represents the tax effects of all the adjustments described in Notes 5a, 5b and 5c above using the Company’s effective statutory tax rate of 38%.

(e) Preferred Dividend

These adjustments reflect an increase in preferred dividends of $82 million for the year ended September 30, 2017 based on the $2.475 billion liquidation preference on the Preferred Stock and the 6.125% per annum dividend rate for the approximate seven-month period of time that the preferred stock was not outstanding during the period.